Exhibit 23.5

Consent of Evercore Group L.L.C.

November 6, 2026

Drilling Tools International Corporation

10370 Richmond Avenue #1000

Houston, Texas 77042

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated October 8, 2026, to the Board of Directors of Drilling Tools International Corporation (“DTI”), as Annex B to, and reference thereto under the captions “The Acquisition — Opinion of DTI’s Financial Advisor”, “The Acquisition — Background of the Acquisition”, “The Acquisition — DTI Board’s Reasons for the Acquisition” and “The Acquisition — Certain Unaudited Prospective Financial Information” in the proxy statement/prospectus included in Amendment No. 2 to the Registration Statement on Form S-4 filed by DTI with the U.S. Securities and Exchange Commission (the “SEC”) on November 6, 2026 (the “Registration Statement”), and relating to the acquisition involving DTI, Saltire Energy Limited and Foxley Energy Limited.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement/prospectus or any other document, except with our prior written consent.

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Zac Marsalis
Zac Marsalis
Managing Director